EXHIBIT 99.1

Investor Contact:	Don Washington	News Release
Director, Investor Relations and
Phone: Email:	Corporate Communications 704-731-1527 don.washington@enproindustries.com	EnPro Industries 5605 Carnegie Boulevard Charlotte, North Carolina 28209-4674 Phone: 704-731-1500 Fax: 704-731-1511 www.enproindustries.com
EnPro Industries Announces Second Quarter 2010 Financial Results
•	Sales grew to $250.8 million, a 22% improvement over the second quarter of 2009 as EnPro’s operations benefited from broad-based improvements in demand and higher shipments at Fairbanks Morse Engine

•	Segment profits improved to $39.2 million or 15.6% of sales from $16.5 million or 8.0% of sales a year ago

•	Earnings before asbestos-related expense and other selected items were $17.9 million, or $0.87 a share, compared to $9.1 million or $0.45 a share in 2009

•	Net income of $2.20 a share includes gain of $1.64 a share to adjust the carrying value of Garlock Sealing Technologies as a result of its deconsolidation
EnPro Industries (NYSE: NPO) today announced net income of $45.2 million, or $2.20 a share, in the second quarter of 2010. This compares to a net loss of $105.7 million, or $5.30 a share, in the second quarter of 2009. Both periods include income from discontinued operations of $0.7 million, or $0.03 a share.
Net income in the second quarter of 2010 includes a non-cash, after-tax gain of $33.8 million, or $1.64 a share, reflecting the deconsolidation of Garlock Sealing Technologies (GST) and the adjustment of its underlying carrying value to its estimated fair value. The results of GST and its subsidiaries (which form part of the company’s Garlock family of companies) are no longer included in EnPro’s consolidated results, effective June 5, 2010, following its voluntary petition to establish a trust that would resolve all current and future asbestos claims against it under Section 524(g) of the U.S. Bankruptcy Code. GST’s assets and liabilities have been reclassified on EnPro’s balance sheet to the company’s Investment in GST. GST and its subsidiaries will be presented using the cost method of accounting until the conclusion of the asbestos claims resolution process.
In the second quarter of 2009, EnPro’s net loss included a net after-tax, non-cash charge of $84.1 million, or $4.21 a share, primarily reflecting the impairment of goodwill associated with two of the company’s businesses.
Before asbestos-related expenses and other selected items, EnPro’s net income was $17.9 million, or $0.87 a share, in the second quarter of 2010. In the second quarter of 2009, earnings on this basis were $9.1 million, or $0.45 a share. All per share amounts in this release are expressed on a diluted basis.
Earnings before interest, income taxes, depreciation, amortization, asbestos-related expenses and other selected items (EBITDAA) were $40.7 million in the second quarter of 2010, an improvement of more than 65% from the second quarter of 2009, when they were $24.5 million. As a percent of sales, EBITDAA improved to 16.2% from 11.9%.

The company’s sales in the second quarter of 2010 reached $250.8 million, a 22% increase over sales of $205.3 million in the second quarter of 2009. Sales in 2010 benefited from stronger markets, and growing demand. The impact of foreign exchange and acquisitions was negligible in the year-over-year comparison.
Garlock Sealing Technologies
 In the period from June 5, 2010 through the end of the second quarter of 2010, the third party sales of GST and its subsidiaries were $11.9 million and segment profits were $1.9 million. Before asbestos-related expenses and other selected items, GST’s earnings in the period were $1.4 million. These results are not included in EnPro’s consolidated results.
Six Month Results
 For the first half of 2010, EnPro reported net income of $144.2 million, or $7.02 a share. Net income benefited from the gain on the adjustment of the carrying value of GST and from income from discontinued operations of $94.1 million, or $4.58 a share, primarily reflecting an after-tax gain of $92.5 million on the sale of Quincy Compressor. In the first half of 2009 the company reported a net loss of $102.5 million, or $5.15 a share, primarily because of the goodwill impairment charge in the second quarter of 2009. These results also included income from discontinued operations of $2.8 million, or $0.14 a share.
Sales in the first half of 2010 improved by 23%, to $479.0 million, including a benefit of about 5% from the effects of foreign exchange and acquisitions. Sales in the first half of 2009 were $390.4 million. EBITDAA increased by more than 80% to $77.8 million or 16.2% of sales in the first half of 2010. This compares to EBITDAA of $42.6 million or 10.9% of sales in the first half of 2009. Segment profits improved by almost 150% over the first half of 2009, before the effect of foreign exchange and acquisitions, and segment profit margins more than doubled to 15.3% from 7.6%.
Earnings before asbestos-related expenses and other selected items in the first six months of 2010 were $33.0 million, or $1.60 a share. On this basis in the first half of 2009, earnings were $13.1 million or $0.65 a share.
CEO’s Comments
 “Our financial results cap an eventful second quarter for EnPro,” said Steve Macadam, president and chief executive officer. “Our markets continued to strengthen, our operations responded well to the improving business environment, and we entered a process that will finally and permanently resolve asbestos claims against GST.
“Demand for our products increased among a broad range of end users. As a result, volumes grew, and bolstered by the benefits of our enterprise excellence programs, our first half segment profit margins were the best we have recorded since the first half of 2008. We are encouraged by these results and optimistic that they indicate the recovery in our markets will continue through the second half of the year,” Macadam said.
Sealing Products Segment

($ Millions)
Quarter Ended	6/30/10	6/30/09
Sales	$113.2	$98.1
EBITDA	$26.0	$18.5
EBITDA Margin	23.0%	18.9%
Segment Profit	$21.2	$14.3
Segment Margin	18.7%	14.6%

Sales in the Sealing Products segment increased by 15%, compared to the second quarter of 2009, including a 2% benefit from acquisitions.

At Stemco, sales increased by 35% over the first quarter of 2009 on higher demand from both original equipment and aftermarket customers in heavy-duty truck markets. Sales in the company’s Garlock family of companies benefited from higher levels of activity in hydrocarbon and chemical processing markets and the steel industry, increased project-related work in upstream oil and gas markets, and growth in Europe, Asia and the Middle East. However, these businesses reported only a modest increase in sales due to the deconsolidation of GST. The segment also benefited from growing demand from aerospace and semiconductor markets served by Plastomer Technologies.
Higher volumes and favorable pricing led to increases of more than 40% in both segment earnings before interest, depreciation and amortization (EBITDA) and segment profits.
Engineered Products

($ Millions)
Quarter Ended	6/30/10	6/30/09
Sales	$76.6	$58.2
EBITDA	$9.6	$(2.8)
EBITDA Margin	12.5%	n/a
Segment Profit	$5.3	$(7.5)
Segment Margin	6.9%	n/a

In the Engineered Products segment, sales improved by 32%, primarily because of strong demand at GGB Bearing Technology. The effects of foreign exchange and acquisitions were insignificant.
GGB’s sales increased by 40% as the business continued to benefit from a sharp recovery in automotive and industrial markets in both North America and Europe. At Compressor Products International (CPI), sales improved by almost 20% due to stronger petrochemical markets in both North America and Europe and the contribution of acquisitions.
After recording a sizable loss in the second quarter of 2009, GGB benefited from higher volumes and cost reductions and returned to profitability. Profits at CPI were about the same as they were a year ago but profit margins declined slightly as CPI incurred higher costs, including costs associated with the opening of new service centers.
Engine Products and Services

($ Millions)
Quarter Ended	6/30/10	6/30/09
Sales	$61.3	$49.4
EBITDA	$13.6	$10.5
EBITDA Margin	22.2%	21.3%
Segment Profit	$12.7	$9.7
Segment Margin	20.7%	19.6%

Sales in the Engine Products and Services segment grew by 24% as Fairbanks Morse Engine (FME) benefited from higher shipments of engines and associated equipment to U.S. Navy shipbuilders. Sales reflect the acceleration of several engine shipments into the second quarter of 2010 at the request of the customer. FME’s sales also benefited from growth in aftermarket activity. Increased sales, better pricing and lower costs led to a 31% improvement in the segment’s profits and higher profit margins.
Cash Flow
The company’s cash balance at June 30, 2010 was $201.1 million compared to $76.8 million at December 31, 2009. The balance decreased from $253.8 million at March 31, 2010, primarily because of the payment of $50 million in taxes on the gain from the sale of Quincy Compressor, which was completed in March, 2010, and the deconsolidation of GST, which resulted in the reclassification of $29.5 million in cash.

Outlook
“The condition of our markets and the performance of our operations position us well for the second half of 2010,” said Macadam. “Comparisons of our results to the second half of 2009 will be affected by the deconsolidation of GST and its subsidiaries, and by lower sales at FME due to the acceleration of engine shipments into the first half of this year. However, our markets have recovered and we believe they are stable as we move into the second half of the year. Combined with our financial strength, these conditions will allow us to pursue acquisitions and take advantage of other opportunities that will support the growth and improvement of EnPro.”
Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in accordance with GAAP. They include income before asbestos-related expenses and other selected items, EBITDAA, EBITDA and related per share amounts. Tables showing the effect of these non-GAAP financial measures for the second quarter and first six months of 2010 and 2009 are attached to the release.
Conference Call and Webcast Information
EnPro will hold a conference call today, August 5, at 10:00 a.m. Eastern Time to discuss second quarter results. Investors who wish to participate in the call should dial 1-800-851-4704 approximately 10 minutes before the call begins and provide conference id number 88330280. A live audio webcast of the call and accompanying slide presentation will be accessible from the company’s website, http://www.enproindustries.com. To access the presentation, log on to the webcast by clicking the link on the company’s home page.
Forward-Looking Statements
Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt payments, employee benefit obligations and other matters. In addition, adverse developments could arise in regard to voluntary petitions filed by certain of our subsidiaries in U.S. Bankruptcy Court to establish a trust that would resolve all current and future asbestos claims. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2009 and Form 10-Q for the quarter ended March 31, 2010, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in the assumptions or circumstances on which such statements are based.
About EnPro Industries
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

EnPro Industries, Inc.
Consolidated Statements of Operations (Unaudited)

For the Quarters and Six Months Ended June 30, 2010 and 2009
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009
Net sales	$250.8	$205.3	$479.0	$390.4
Cost of sales	159.1	137.0	298.7	257.9

Gross profit	91.7	68.3	180.3	132.5

Operating expenses:
Selling, general and administrative expenses	61.2	54.7	123.7	111.6
Asbestos-related expenses	8.8	14.3	23.3	27.9
Goodwill impairment charge	—	113.1	—	113.1
Other operating expense	1.0	5.1	1.5	7.0

Total operating expenses	71.0	187.2	148.5	259.6

Operating income (loss)	20.7	(118.9)	31.8	(127.1)

Interest expense	(5.1)	(3.1)	(8.2)	(6.2)
Interest income	0.5	0.1	0.8	0.2
Gain on deconsolidation of GST	54.1	—	54.1	—
Other income	—	19.5	—	19.1

Income (loss) from continuing operations before income taxes	70.2	(102.4)	78.5	(114.0)
Income tax benefit (expense)	(25.7)	(4.0)	(28.4)	8.7

Income (loss) from continuing operations	44.5	(106.4)	50.1	(105.3)
Income from discontinued operations, net of taxes	0.7	0.7	94.1	2.8

Net income (loss)	$45.2	$(105.7)	$144.2	$(102.5)

Basic earnings (loss) per share:
Continuing operations	$2.19	$(5.33)	$2.47	$(5.29)
Discontinued operations	0.03	0.03	4.63	0.14

Net income (loss)	$2.22	$(5.30)	$7.10	$(5.15)

Average common shares outstanding (millions)	20.3	20.0	20.3	19.9

Diluted earnings (loss) per share:
Continuing operations	$2.17	$(5.33)	$2.44	$(5.29)
Discontinued operations	0.03	0.03	4.58	0.14

Net income (loss)	$2.20	$(5.30)	$7.02	$(5.15)

Average common shares outstanding (millions)	20.6	20.0	20.5	19.9

EnPro Industries, Inc.
Consolidated Statements of Cash Flows (Unaudited)

For the Six Months Ended June 30, 2010 and 2009
(Stated in Millions of Dollars)

	2010	2009
Operating activities of continuing operations
Net income (loss)	$144.2	$(102.5)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities of continuing operations:
Income from discontinued operations, net of taxes	(94.1)	(2.8)
Taxes related to sale of discontinued operations	(50.0)	—
Gain on deconsolidation of GST, net of taxes	(33.8)	—
Depreciation	12.7	13.5
Amortization	8.4	6.3
Accretion of debt discount	2.8	2.6
Goodwill impairment charge	—	113.1
Deferred income taxes	7.3	(13.5)
Stock-based compensation	3.0	0.2
Change in assets and liabilities, net of effects of acquisitions and deconsolidation of businesses:
Asbestos liabilities, net of insurance receivables	26.0	8.1
Accounts and notes receivable	(38.7)	14.2
Inventories	(1.6)	(9.4)
Accounts payable	(1.2)	(5.1)
Other current assets and liabilities	(2.1)	(6.6)
Other non-current assets and liabilities	0.9	(16.1)

Net cash provided by (used in) operating activities of continuing operations	(16.2)	2.0

Investing activities of continuing operations Purchases of property, plant and equipment	(8.4)	(11.5)
Proceeds from liquidation of investments	—	2.7
Divestiture of business	182.4	—
Deconsolidation of GST	(29.5)	—
Acquisitions, net of cash acquired	—	(5.2)
Other	—	1.1

Net cash provided by (used in) investing activities of continuing operations	144.5	(12.9)

Financing activities of continuing operations
Repayments of short-term borrowings	(3.5)	—
Repayments of debt	(0.1)	(9.6)
Proceeds from issuance of common stock	0.4	—

Net cash used in financing activities of continuing operations	(3.2)	(9.6)

Cash flows of discontinued operations
Operating cash flows	1.9	2.3
Investing cash flows	(0.1)	(2.2)

Net cash provided by discontinued operations	1.8	0.1

Effect of exchange rate changes on cash and cash equivalents	(2.6)	2.1

Net increase (decrease) in cash and cash equivalents	124.3	(18.3)
Cash and cash equivalents at beginning of period	76.8	76.3

Cash and cash equivalents at end of period	$201.1	$58.0

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$3.4	$3.8
Income taxes	$49.2	$6.8
Asbestos-related claims and expenses, net of insurance recoveries	$3.8	$19.8

EnPro Industries, Inc.
Consolidated Balance Sheets (Unaudited)

As of June 30, 2010 and December 31, 2009
(Stated in Millions of Dollars)

	June 30,	December 31,
	2010	2009
Current assets
Cash and cash equivalents	$201.1	$76.8
Accounts and notes receivable	136.8	112.7
Asbestos insurance receivable	—	67.2
Inventories	77.6	86.1
Other current assets	37.1	52.2
Assets of discontinued operations	—	57.5

Total current assets	452.6	452.5

Property, plant and equipment	131.3	185.4
Goodwill	103.4	125.7
Other intangible assets	106.9	116.0
Investment in GST	236.0	—
Asbestos insurance receivable	—	171.4
Deferred income taxes	8.1	119.9
Other assets	43.8	50.3

Total assets	$1,082.1	$1,221.2

Current liabilities
Short-term borrowings from GST	$20.9	$—
Current maturities of long-term debt	—	0.1
Accounts payable	51.9	56.5
Asbestos liability	—	85.4
Other accrued expenses	85.7	71.7
Liabilities of discontinued operations	—	16.2

Total current liabilities	158.5	229.9

Long-term debt	133.0	130.3
Notes payable to GST	227.2	—
Asbestos liability	—	406.9
Pension liability	73.0	84.8
Other liabilities	42.3	57.7

Total liabilities	634.0	909.6

Shareholders’ equity
Common stock	0.2	0.2
Additional paid-in capital	406.1	402.7
Retained earnings (accumulated deficit)	49.5	(94.7)
Accumulated other comprehensive income (loss)	(6.3)	4.8
Common stock held in treasury, at cost	(1.4)	(1.4)

Total shareholders’ equity	448.1	311.6

Total liabilities and shareholders’ equity	$1,082.1	$1,221.2

EnPro Industries, Inc.
Segment Information (Unaudited)

For the Quarters and Six Months Ended June 30, 2010 and 2009
(Stated in Millions of Dollars)
Sales

	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Sealing Products	$113.2	$98.1	$227.0	$195.2
Engineered Products	76.6	58.2	151.7	115.0
Engine Products and Services	61.3	49.4	100.9	81.1

	251.1	205.7	479.6	391.3
Less intersegment sales	(0.3)	(0.4)	(0.6)	(0.9)

	$250.8	$205.3	$479.0	$390.4

Segment Profit (Loss)

	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Sealing Products	$21.2	$14.3	$39.0	$27.0
Engineered Products	5.3	(7.5)	11.7	(12.6)
Engine Products and Services	12.7	9.7	22.7	15.2

	$39.2	$16.5	$73.4	$29.6

Segment Margin

	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Sealing Products	18.7%	14.6%	17.2%	13.8%
Engineered Products	6.9%	(12.9)%	7.7%	(11.0)%
Engine Products and Services	20.7%	19.6%	22.5%	18.7%

	15.6%	8.0%	15.3%	7.6%

Reconciliation of Segment Profit to Income from Continuing Operations

	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Segment profit	$39.2	$16.5	$73.4	$29.6
Corporate expenses	(7.7)	(7.6)	(15.7)	(14.9)
Asbestos-related expenses	(8.8)	(14.3)	(23.3)	(27.9)
Goodwill impairment charge	—	(113.1)	—	(113.1)
Gain on deconsolidation of GST	54.1	—	54.1	—
Interest expense, net	(4.6)	(3.0)	(7.4)	(6.0)
Other income (expense)	(2.0)	19.1	(2.6)	18.3

Income (loss) from continuing operations before income taxes	70.2	(102.4)	78.5	(114.0)
Income tax benefit (expense)	(25.7)	(4.0)	(28.4)	8.7

Income (loss) from continuing operations	$44.5	$(106.4)	$50.1	$(105.3)

Segment profit (loss) is total segment revenue reduced by operating expenses and restructuring and other costs identifiable with the segment. Corporate expenses include general corporate administrative costs. Expenses not directly attributable to the segments, corporate expenses, net interest expense, asbestos-related expenses, gains/losses related to the sale of assets, impairments and income taxes are not included in the computation of segment profit. The accounting policies of the reportable segments are the same as those for the Company.

EnPro Industries, Inc.
Reconciliation of Income Before Asbestos-Related Expenses and Other
Selected Items to Net Income (Loss) from Continuing Operations (Unaudited)

For the Quarters and Six Months Ended June 30, 2010 and 2009
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended June 30,
	2010		2009
	$	Per share	$	Per share
Income before asbestos-related expenses and other selected items	$17.9	$0.87	$9.1	$0.45

Adjustments (net of tax):

Asbestos-related expenses	(5.5)	(0.25)	(8.9)	(0.45)

Restructuring costs	(0.2)	(0.01)	(3.2)	(0.16)

Goodwill impairment charge	—	—	(96.1)	(4.81)

Adjustment of liability for retiree medical benefits	—	—	12.0	0.60

Gain on deconsolidation of GST	33.8	1.64	—	—

Interest expense and royalties with GST	(1.1)	(0.06)	—	—

Other	(0.4)	(0.02)	(0.4)	(0.02)

Tax accrual adjustments	—	—	(18.9)	(0.94)

Impact	26.6	1.30	(115.5)	(5.78)

Net income (loss) from continuing operations	$44.5	$2.17	$(106.4)	$(5.33)

	Six Months Ended June 30,
	2010		2009
	$	Per share	$	Per share
Income before asbestos-related expenses and other selected items	$33.0	$1.60	$13.1	$0.65

Adjustments (net of tax):

Asbestos-related expenses	(14.7)	(0.70)	(17.4)	(0.87)

Restructuring costs	(0.5)	(0.02)	(4.4)	(0.22)

Goodwill impairment charge	—	—	(96.1)	(4.81)

Adjustment of liability for retiree medical benefits	—	—	12.0	0.60

Gain on deconsolidation of GST	33.8	1.64	—	—

Interest expense and royalties with GST	(1.1)	(0.06)	—	—

Other	(0.4)	(0.02)	(1.3)	(0.06)

Tax accrual adjustments	—	—	(11.2)	(0.58)

Impact	17.1	0.84	(118.4)	(5.94)

Net income (loss) from continuing operations	$50.1	$2.44	$(105.3)	$(5.29)

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain selected items on the Company’s reported net income and earnings per share, including items that may recur from time to time. This presentation enables readers to better compare EnPro Industries, Inc. to other diversified industrial manufacturing companies that do not incur significant asbestos-related expenses, the sporadic impact of restructuring activities or other selected items. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results.
The amounts above, which may be considered non-GAAP financial measures, are shown on an after-tax basis and have been calculated by applying a 37.5% assumed effective tax rate to the pre-tax amount except for the goodwill impairment charge for which a $17 million benefit is reflected. The tax accrual adjustments have already been stated in after-tax amounts. The pre-tax amounts for the asbestos-related expenses, goodwill impairment charge and gain on deconsolidation of GST are separately presented in the accompanying consolidated statements. The restructuring costs and other are included as part of other operating expense and the adjustment of liability for retiree medical benefits is included in other (non-operating) expense. The tax accrual adjustments are reflected in income tax expense. Per share amounts were calculated by dividing by the weighted-average shares of common stock outstanding during the periods.

EnPro Industries, Inc.
Reconciliation of EBITDA to Segment Profit (Loss) (Unaudited)

For the Quarters and Six Months Ended June 30, 2010 and 2009
(Stated in Millions of Dollars)

	Quarter Ended June 30, 2010
			Engine
	Sealing	Engineered	Prods. and	Total
	Products	Products	Services	Segments
Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$26.0	$9.6	$13.6	$49.2

Deduct depreciation and amortization expense	(4.8)	(4.3)	(0.9)	(10.0)

Segment profit	$21.2	$5.3	$12.7	$39.2

EBITDA margin	23.0%	12.5%	22.2%	19.6%

	Quarter Ended June 30, 2009
			Engine
	Sealing	Engineered	Prods. and	Total
	Products	Products	Services	Segments
Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$18.5	$(2.8)	$10.5	$26.2

Deduct depreciation and amortization expense	(4.2)	(4.7)	(0.8)	(9.7)

Segment profit (loss)	$14.3	$(7.5)	$9.7	$16.5

EBITDA margin	18.9%	-4.8%	21.3%	12.8%

	Six Months Ended June 30, 2010
			Engine
	Sealing	Engineered	Prods. and	Total
	Products	Products	Services	Segments
Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$49.0	$20.6	$24.6	$94.2

Deduct depreciation and amortization expense	(10.0)	(8.9)	(1.9)	(20.8)

Segment profit	$39.0	$11.7	$22.7	$73.4

EBITDA margin	21.6%	13.6%	24.4%	19.7%

	Six Months Ended June 30, 2009
			Engine
	Sealing	Engineered	Prods. and	Total
	Products	Products	Services	Segments
Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$35.4	$(3.3)	$17.0	$49.1

Deduct depreciation and amortization expense	(8.4)	(9.3)	(1.8)	(19.5)

Segment profit (loss)	$27.0	$(12.6)	$15.2	$29.6

EBITDA margin	18.1%	(2.9)%	21.0%	12.6%

For a reconciliation of segment profit to income from continuing operations, please refer to the Segment Information (Unaudited) schedule.

EnPro Industries, Inc.
Reconciliation of EBITDAA to Net Income (Loss) from Continuing
Operations (Unaudited)

For the Quarters and Six Months Ended June 30, 2010 and 2009
(Stated in Millions of Dollars)

	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Earnings before interest, income taxes, depreciation, amortization, asbestos-related expenses and other selected items (EBITDAA)	$40.7	$24.5	$77.8	$42.6

Adjustments:

Interest expense, net	(4.6)	(3.0)	(7.4)	(6.0)

Income tax benefit (expense)	(25.7)	(4.0)	(28.4)	8.7

Depreciation and amortization expense	(10.1)	(10.0)	(21.1)	(19.8)

Asbestos-related expenses	(8.8)	(14.3)	(23.3)	(27.9)

Restructuring costs	(0.3)	(5.1)	(0.8)	(7.0)

Goodwill impairment charge	—	(113.1)	—	(113.1)

Adjustment of liability for retiree medical benefits	—	19.2	—	19.2

Gain on deconsolidation of GST	54.1	—	54.1	—

Other	(0.8)	(0.6)	(0.8)	(2.0)

Impact	3.8	(130.9)	(27.7)	(147.9)

Net income (loss) from continuing operations	$44.5	$(106.4)	$50.1	$(105.3)

EnPro Industries, Inc.
Reconciliation of Reported Sales and Segment Profit
to Pro Forma Results Reflecting Deconsolidation of
GST (Unaudited) *

(Stated in Millions of Dollars)
	Quarter Ended June 30, 2010
	EnPro	Impact of	EnPro as
	Pro Forma	Deconsolidation	Reported **
Sales	$220.8	$30.0	$250.8

Segment profit	$31.5	$7.7	$39.2

	Quarter Ended March 31, 2010
	EnPro	Impact of	EnPro as
	Pro Forma	Deconsolidation	Reported
Sales	$188.7	$39.5	$228.2

Segment profit	$27.9	$6.3	$34.2

	Quarter Ended December 31, 2009
	EnPro	Impact of	EnPro as
	Pro Forma	Deconsolidation	Reported
Sales	$187.8	$35.4	$223.2

Segment profit	$19.7	$5.0	$24.7

	Quarter Ended September 30, 2009
	EnPro	Impact of	EnPro as
	Pro Forma	Deconsolidation	Reported
Sales	$155.8	$33.6	$189.4

Segment profit	$13.4	$5.3	$18.7

	Quarter Ended June 30, 2009
	EnPro	Impact of	EnPro as
	Pro Forma	Deconsolidation	Reported
Sales	$172.6	$32.7	$205.3

Segment profit	$11.3	$5.2	$16.5

	Quarter Ended March 31, 2009
	EnPro	Impact of	EnPro as
	Pro Forma	Deconsolidation	Reported
Sales	$152.3	$32.8	$185.1

Segment profit	$9.0	$4.1	$13.1

*	EnPro pro forma amounts reflect the impact of the deconsolidation of GST as if it had occurred on January 1, 2009.

**	EnPro as reported amounts do not include sales of $11.9 million and segment profit of $1.9 million for GST from the date of deconsolidation, June 5, 2010, through the end of the period.